                                                                   EXHIBIT 10.26

                          SECOND AMENDED AND RESTATED
                                    CHARTER

THIS SECOND AMENDED AND RESTATED CHARTER (the "Charter") is made as of the 14th day of August, 1997, by and between:

RIGCO North America, L.L.C., a limited liability company organized under the laws of Delaware, and having its registered office at 600 Travis, Suite 7400, Houston, Texas 77002 (hereinafter called "Owner") of the one part; and

Schlumberger Technology Corporation (Sedco Forex Division), a company incorporated under the laws of Texas and having its registered office at 1155 Dairy Ashford, Suite 402, Houston, Texas 77079 hereinafter called "Charterer") of the other part.

WHEREAS:

A. Owner is the owner of a semisubmersible drilling unit known as the FPS Laffit Pincay carrying a USA flag at time of delivery under this Charter and subsequently changed to Bahamian flag, and having official number 725001, together with all her engines, boilers, machinery, masts, rigging, derricks, drawworks, blowout preventers, marine drilling riser, lifeboats, boats, anchors, cables, chains, tackles, cranes, fittings, tools, pumps, gear, equipment, apparel, furniture, equipment, spare parts, top drive system and spare parts and all other appurtenances thereto pertaining or belonging, whether on board the Vessel or not and whether in transit or not, all as more fully described in Schedule A (hereinafter called "Vessel");

B. Charterer and DeepFlex Production Partners L.P., an affiliate of Owner ("Deepflex"), entered into the Charter dated as of the 13th day of October 1995 (the "Original Charter");

C.       Charterer and Owner wish to amend and restate the Original Charter;
         and

D. Charterer desires to charter and the Owner desires to let the Vessel to Charterer on the terms and conditions set out herein;

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained in this Charter, and for other valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto covenant and agree as follows:

ARTICLE 1. - CHARTER PERIOD, DELIVERY AND REDELIVERY

1.1. Effective upon the termination date (the "Delivery Date") of that certain Drilling Make-Ready Agreement dated October 13, 1995 (the "Drilling Make-Ready Contract") between Charterer and DeepFlex, Owner hereby lets and charters bareboat to Charterer, and Charterer hereby hires bareboat, the Vessel until termination of this Charter. This Charter shall terminate at such time as provided in Articles 1.3 and 11.1-11.5, such period being called "Charter Period" herein. References in this Charter to "Client" shall mean Flextrend Development Company, L.L.C. ("Flextrend") or any other client under any written contract with Charterer for drilling and or workover services ("Contract"). It is anticipated that the first Contract will be the Flextrend Contract (hereinafter defined) between Flextrend and Charterer commencing no earlier than 20 January 1996 and no later than 1 April 1996.

1.2. The Vessel shall be delivered to Charterer in USA waters on the Delivery Date safely moored and secured at the shipyard/mooring location where the Vessel was prepared for operations under the Drilling Make-Ready Contract. Charter, with Owner's assistance and cooperation, shall at all times obtain and maintain at Owner's cost and risk all necessary import licenses, permits, authorizations, certificates and the like necessary for the import and use of the Vessel in the US Gulf of Mexico and state waters (if any) where the Contract is performed ("Area of Operations" or "GOM").

         Prior to the first date on which the Vessel is to commence operations pursuant to this Charter pursuant to the first Contract related hereto:

         A. the Vessel shall be surveyed, including video taped, by a recognized commercial marine surveyor jointly selected by Owner and Charterer, to determine the condition of the Vessel. The cost of such survey shall be considered as an Operating expense as defined under Article 3 and be charged to the Owner. A copy of such report and video tape will be kept by Owner and Charterer.

         B. Owner and Charterer shall enter into the Drilling Make-Ready Contract under which Owner shall contract Charterer to prepare the Vessel and her appurtenances for operations in the area of operations to the satisfaction of the Certifying Authorities, Owner, Charterer, and Client.

1.3. Except in the event of a Total Loss and subject to mutual agreement otherwise, at the end of the Charter Period, the Vessel shall be redelivered by the Charterer to Owner at the McDermott wharf at Harbor Island, Texas, or such other nearest safe port if such port is not accessible. Except as otherwise provided in Article 7, (i) any costs related to redelivery will either be recovered from Client via demobilization fees, or considered as Operating Expenses and paid for by Owner, and (ii) in no case will these costs be borne by Charterer.

         Prior to redelivery, the Vessel shall be surveyed, including video taped, by a recognized commercial marine surveyor jointly selected by Owner and Charterer, to determine the condition thereof. The cost of such survey shall be considered as an Operating expense as defined under Article 3 and be charged to the Owner. Such survey may be commenced while the Vessel is under tow. A copy of each report and video tape will be kept by Owner and Charterer.

ARTICLE 2. - CONDITION OF OWNER'S VESSEL AND EQUIPMENT

Owner warrants that on the Delivery Date and, to its knowledge or except as otherwise known to Charterer, the Vessel shall be seaworthy and able to float safely and is fully licensed, permitted, certified and otherwise qualified to operate in the GOM and that on delivery the Vessel is classed by ABS as ABS Maltese Cross +Al and has a USCG Certificate of Inspection, with no outstanding recommendations that would prevent the unit from operating; and that no dry docking or cessation of operations during this Charter will be required as a result of any existing condition to comply with any license, permits, classification, certification or other requirements.

Owner agrees to assume all liability for claims, demands, losses, damages and expenses arising directly out of a breach by Owner of the above warranties and further agrees to defend, indemnify and hold Charterer harmless in this regard.

ARTICLE 3. - CHARTERHIRE

3.1. During the term of this Charter, payments between Owner and Charterer shall be as follows:

         A.      Prior to First Contract:

                          from the Delivery Date until the first date on which fees are payable to Charterer under the Flextrend Contract or any other Contract, Owner shall pay Charterer (i) a management fee of 2,800 United States Dollars ("USD") per day, (ii) personnel complement costs in accordance with Schedule B, (iii) insurance payments set forth in Article 4.1(D), and (iv) reimbursement for all reasonable out-of-pocket expenses, third party engineering fees, demurrage, wharfage, sales or value added taxes, Certifying Authority fees, duties, fees and costs related to the maintenance, operation, modification, transport and towing, stocking, insuring, fueling, inspection, and, subject to the terms and conditions of this Charter, capital expenditure and repair and replacement with regard to the Vessel and equipment related to the Vessel.

                          Thereafter, Owner shall pay Charterer the fees provided in B. and C. below. No charterhire shall be payable by Charterer to Owner.

         B.      Flextrend Contract and Dover Contract:

                 1) if Charterer and Flextrend enter into a Contract (the "Flextrend Contract") for drilling on Garden Banks 117, any lump sum collected for modification, mobilization, demobilization or similar fees should be passed through directly to Owner without regard to or any impact on the arrangements set forth in 2) below;

                 2) Charterhire shall be the relevant dayrate, turnkey and other amounts payable (collectively, the "Dayrate") under the Flextrend Contract or, if applicable, the Contract between Charterer and Dover Technology, Inc. covering the Belize prospect (the "Dover Contract") received by Charterer LESS Two Thousand Eight Hundred United States Dollars (2800
                          USD), as adjusted pursuant to Article 3.3, per day and Charterer's operating expenses. Operating expenses shall be defined in this Article 3.1.B.2) as:

                          a) Personnel complement costs based on the costs in Schedule B;

                          b) Charterer's in-house engineering support provided by Charterer's Research and Engineering Department at a cost of 800 USD per day, if consented to by Owner;

                          c) Any reasonable out-of-pocket expenses, third party engineering fees, demurrage, wharfage, sales or value added taxes, Certifying Authority fees, duties, fees and costs related to the maintenance, operation, modification, transport and towing, stocking, insuring, fueling, inspection, and, subject to the terms and conditions of this Charter, capital expenditure and repair and replacement with regard to the Vessel and equipment related to the Vessel;

                          d) All other payments Owner is to pay Charterer pursuant to this Charter, including, without limitation, the insurance payments provided for in Article 4; and

                          e) "Shared Costs," being 5% of the difference between the relevant Dayrate paid to Charterer and the amounts described in a) through d) above.

         C. Contracts covering any property in which an Owner Affiliate (herein defined) directly or indirectly owns an interest:

                 1) Charterhire shall be the relevant Dayrate payable to Charterer under each such Contract LESS Four Thousand Eight Hundred Dollars (4800 USD), as adjusted pursuant to Article 3.3, per day and Charterer's operating expenses. Operating expenses shall be defined in this Article 3.1.C.1) as:

                          a) Personnel complement costs based on the costs in Schedule B;

                          b) Charterer's in-house engineering support provided by Charterer's Research and Engineering Department at a cost of 800 USD per day, if consented to by Owner;

                          c) All reasonable out-of-pocket expenses, third party engineering fees, demurrage, wharfage, sales or value added taxes, Certifying Authority fees, duties, fees and costs related to the maintenance, operation, modification, transport and towing, stocking, insuring, fueling, inspection, and, subject to the terms and conditions of this Charter, capital expenditure and repair and replacement with regard to the Vessel and equipment related to the Vessel;

                          d) Ten percent (10%) of the gross day rate, turnkey or similar fees (excluding add-ons, reimbursables and similar items) payable to Charterer pursuant to the relevant Contract;

                          e) All other payments Owner is required to pay Charterer pursuant to this Charter, including, without limitation, the insurance payments provided for in Article 4; and

                          f) "Shared Costs," being 5% of the difference between the relevant Dayrate paid to Charterer and the amounts described in a) through e) above.

              For purposes of this Charter, the terms:

              "Owner Affiliate" means Owner, DeepTech International Inc. and their Affiliates (herein defined) and any entity in which Owner, DeepTech International Inc. or any of their Affiliates owns (directly or indirectly) 20% or more of the interest therein.

              "Affiliate" means, with respect to a relevant individual or entity, any other individual or entity controlled by, controlling or under common control with the relevant individual or entity; as used herein, the term control (including its derivatives and similar terms) means the power, directly or indirectly, to direct or cause the direction of the management and policies of such relevant individual or entity, by ownership of voting interest, contract or otherwise.

         D.      Other Contracts not covered by B. and C. above:

                 1) Charterhire shall be the relevant Dayrate payable to Charterer under each Contract LESS Four Thousand Eight Hundred Dollars (4800 USD), as adjusted pursuant to
                         Article 3.3, per day and Charterer's operating expenses. Operating expenses shall be defined in this
                         Article 3.1.D.1) as:

                         a) Personnel complement costs based on the costs in Schedule B;

                         b) Charterer's in-house engineering support provided by Charterer's Research and Engineering Department at a cost of 800 USD per day, if consented to by Owner;

                         c) All reasonable out-of-pocket expenses, third party engineering fees, demurrage, wharfage, sales or value added taxes, Certifying Authority fees, duties, fees and costs related to the maintenance, operation, modification, transport and towing, stocking, insuring, fueling, inspection, and, subject to the terms and conditions of this Charter, capital expenditure and repair and replacement with regard to the Vessel and equipment related to the Vessel;

                         d) Ten percent (10%) of the gross dayrate, turnkey or similar fees (excluding add-ons, reimbursables and similar items) payable to Charterer pursuant to the relevant Contract;

                         e) All other payments Owner is to pay Charterer pursuant to this Charter, including, without limitation, the insurance payments provided for in Article 4; and

                         f) "Shared Costs," being 5% of the difference between the relevant Dayrate, payable to Charterer in the amounts described in a) through e) above.

          E. For periods when the Vessel is not under Contract or is under Contract but no Dayrate is payable to Charterer, no Charterhire shall be payable by Charterer to Owner, and Charterer shall be entitled to a fee from Owner of 2,800 USD/day, as adjusted pursuant to Article 3.3, plus reimbursement of Charterer's operating expenses defined in this Article 3.1 but excluding the items described in B.2.(b) and (e), C.1.(b), (d), and (f) and D.1.(b), (d) and (f), and
                  Charterer shall be under no obligation to provide services associated with the excluded items.

3.2. Except as provided in 3.3 below Charterer's management fee of 4,800 USD/day shall not be reduced if the Dayrate payable is less than operating expenses plus the management fee.

3.3. In the event that Charterer is operating at Repair Rate as defined in any other Contract(s), Charterer's fee of Four Thousand Eight Hundred United States Dollars (4800 USD) per day shall be reduced as follows:

         a) reduced by 25% for repair hours from 12-24 hours during any calendar month.

         b) reduced by 50% for repair hours from 24-48 hours during any calendar month.

         c) reduced by 75% for repair hours from 48-72 hours during any calendar month.

         d) reduced to Zero after 72 hours at repair rate during any calendar month.

3.4. The daily management fee payable under this Charter shall be prorated to the nearest hour.

3.5. Charterer shall make payment of amounts due to Owner hereunder (i) as soon as reasonably practicable (but not more than ten (10) days) after Charterer receives payment pursuant to the Flextrend Contract and the Dover Contract and (ii) ten (10) days after payment is due under any Contract other than those described in (i) above.

         In the event such amount is not paid to Owner when due, Charterer shall pay interest on the same at the rate of 12% per annum from the due date until paid.

         For amounts due under 3.1A, and in the event no Dayrate is received as described in articles 3.1.B., 3.1.C. or 3.1.D hereabove Charterer shall invoice the Owner on the first day of each month, for amounts earned during the previous month and for the reimbursable operating expense items. Owner shall make payment of such invoices within thirty (30) days of receipt of Charterer's invoice. In the event Owner wishes to dispute the correctness of any invoice, Owner shall give Charterer notice of dispute within ten (10) days of receipt of Charterer's invoice. In such a case, Owner shall have the right to withhold payment on such disputed invoices until settlement of the dispute. Owner shall however pay undisputed portions of any invoice within the time specified above.

         In the event any correctly prepared and undisputed portion of any invoice is not paid within thirty (30) days of Owner's receipt of the same, Owner shall pay interest on the same at the rate of 12% per annum from the due date until paid.

         During any period in which there is not Contract in effect, Charterer shall have the right to require Owner to provide reasonable security for Owner's payment obligations to Charterer during such period. Such security shall be (i) in the form of a letter of credit, cash pre-payments or other arrangements mutually acceptable to the parties hereto and (ii) in a varying amount not less than the positive difference, if any, between then existing amounts payable by Charterer pursuant to this Charter to (x) third-parties and (y) Owner.

3.6.     Increase in Charterer's Personnel

         A. Under the terms of any Contract between Client/s and Charterer, Client may, at any time, with Charterer's approval, require Charterer to increase the number of Charterer's Personnel and the day rates. In no such event shall Charterer increase Charterer's personnel complement without receiving at least equal dayrate compensation from Client. In the event of such increases in personnel and costs, Charterer's Personnel Costs as defined in Schedule B shall be adjusted accordingly with such costs being passed on to Owner so long as such adjustments do not reduce the amount payable hereunder to Owner.

         B. Upon the occurrence and during the continuation of any material event, circumstance or condition which is required to be remedied pursuant to any applicable Contract, Charterer may increase the number of Charterer's personnel complement to the extent reasonably necessary to effect such remedy; provided, that Charterer shall immediately provide Company with a detailed written notice describing such event, circumstance or condition, the proposed remedy (including timing and costs) and any other relevant information. To the extent reasonably practicable, Contractor shall coordinate and cooperate with Company to effect such remedy using proposals and procedures most economically beneficial to Company.

3.7.     Variation of Rates

         Since certain expenses related to the operation of the Vessel are passed through to the Owner at cost, except for Personnel Costs which are provided for in Schedule B, and certain insurance costs which are provided for in Article 4, expenses subtracted from the Dayrate under this Charter shall be varied as follows:

         A. if Personnel Costs provided for in the Schedule B increase after February 1, 1996, including all payroll burden and benefits paid by Charterer for its employees due to a corporate wage increase by Charterer, then the rates provided for in Schedule B shall increase a like amount no sooner than 1 February 1996 subject to approval by Owner, which approval shall not be withheld unreasonably.

         B. if Client or Owner requires Charterer to increase the number of Charterer's Personnel, then the rates provided for in Schedule B shall, subject to 3.6, increase in relation thereto, including the costs of including labor burden and benefits.

         C. if upon periodic review, which reviews shall occur at least quarterly, by Owner and Charterer, the burdens and costs reflected in Schedule B for Jones Act liability insurance, travel, safety, training, raises, bonuses, and relocation expenses are, in reasonable, good faith, mutually agreed to be more or less than the actual costs, then appropriate adjustments shall be made to the burdens and actuals in Schedule B as mutually agreed, in reasonable, good faith, by Owner and Charterer.

         D. if at any time the management/shorebased personnel shown in Schedule B are not committing, directly or indirectly, all or substantially all of their business time to the Vessel, invoiced personnel costs related thereto from Charterer to Owner pursuant to this Charter shall be reduced accordingly to reflect work time not chargeable to the Vessel. It being the intention of the parties hereto that the Personnel Costs related to such management/shorebased personnel are in exchange for such personnel committing all or substantially all of their business time to the Vessel.

3.8. Payments to Owner shall be paid into the following bank account or to such other bank account as Owner may designate from time to time with thirty (30) days prior notice:

                             Hibernia National Bank
                             New Orleans, Louisiana
                              ABA No. 065-000-090
                                 For Credit to:
                          RIGCO North America, L.L.C.
                         Receivables Collateral Account
                             Account No. 812378783
                           Attention:  Mr. Bruce Ross

         Payments to Charterer shall be paid into the following bank account or to such other bank account as Charterer may designate from time to time with thirty (30) days prior notice:

                                 Citibank N.A.
                                111 Wall Street
                               New York, New York
                               ABA No. 021000089
                     For Credit to: Sedco Forex Division of
                      Schlumberger Technology Corporation
                              Account No. 40692435

         All payments are to be in US Dollars.

3.9. Charterer shall, and shall cause each of its subcontractors, vendors and other representatives to, keep complete and accurate records of all costs, expenses and expenditures in connection with this Charter. To the extent necessary or appropriate to verify the amounts billed to Owner pursuant to this Charter and for a period of two years after the termination of this Charter, Owner or its designated representatives, after ten (10) days' prior written notice to Charterer, shall have the right during normal business hours to audit or examine all such books and records relating to such transactions.

3.10. The amounts set forth in Articles 3.1.C.1, 3.1.D.1, 3.2 and 3.3 shall be $2,800 and the percentage set forth in Article 3.1.C.1.d shall be 5%, until the earlier of (i) October 1, 1997 or (ii) the performance of any Drilling Order for Tatham Offshore, Inc. ("TOFF") pursuant to that certain Master Drilling Agreement dated September 19, 1996, between TOFF and Charter, as amended.

ARTICLE 4. - INSURANCE

4.1. Charterer agrees to carry insurance or, to the extent permitted by law, self insure at Charterer's option at least equal to the following:

         A. On its employees, Employers Liability and Worker's Compensation Insurance required by law, including all applicable endorsements, including endorsements for claims under the Jones Act, providing limits of liability as required under law or as applicable for no less than 1,000,000 USD per occurrence.

         B. Comprehensive Third Party Liability Insurance, including Marine Liability Insurance, covering Charterer's liability. Such insurance shall have a limit of no less than 1,000,000 USD combined single limit per occurrence, irrespective of the foregoing.

         C. Charterer shall carry excess liability insurance in amounts not less than 50,000,000 USD per occurrence in addition to and in excess of all primary liability coverage carried by Charterer, including, but not limited to insurance required under Articles 4.1.A-B above.

         D. During the Charter Period, Charterer agrees to provide insurance coverage set forth in Articles 4.1.B. - C. above at a cost to Owner of 100 USD/day.

4.2. Owner agrees at its sole cost and expense to maintain insurance coverage at least equal to the following:

         A. On its employees, Employer's Liability and Worker's Compensation Insurance required by law, including all applicable endorsements, including endorsements for claims under the Jones Act.

         B. Comprehensive Third Party Liability Insurance, including Marine Liability Insurance, covering Owner's Liability. Such Insurance shall have a limit of no less than 1,000,000 USD combined single limit per occurrence.

         C. All Risk Marine Hull and Machinery Insurance including Collision Liability covering the Vessel and other equipment belonging to the Vessel and owned by Owner for the full value thereof but not less than 75,000,000 USD with a deductible not to exceed 500,000 USD. Owner shall be named as the insured and sole loss payee of such policy and all proceeds related thereto shall be paid directly to Owner.

         D. Removal of Wreck Insurance for the Vessel and Machinery not less than a limit of 25,000,000 USD with a deductible not to exceed 50,000 USD.

4.3. Each party shall further cause the insurances provided by them hereunder to be endorsed to provide that the policies will not be canceled or changed for any reason whatsoever unless at least thirty
         (30) days prior written notice has been given to the other party, except in the event of war risk, in which case a seven (7) day notice shall apply.

4.4. The insurances provided by 4.1 and 4.2 (A) and (B) shall be endorsed to provide to the effect that the underwriters waive all rights of subrogation against the other party and that the other party and its owners, parent, affiliated and subsidiary companies shall be named as additional insureds on the policies (except Employer's Liability and Worker's Compensation) to the extent of the contractual obligations created herein.

         The insurances provided by 4.2 (C) and (D) shall be endorsed to provide the effect that the underwriters waive all rights of subrogation against Charterer and Client and that Charterer and its owners, parent, affiliated and subsidiary companies shall be named as additional insureds on the policies.

4.5. Each party agrees that it will not cancel or voluntarily permit or allow to be done any act by which any insurance provided by it may be suspended, impaired or canceled. Each party shall, furnish the other with certificates of the policies evidencing the insurance required herein.

4.6. Charterer shall promptly furnish Owner with full information regarding any casualty or other accident or damage to the Vessel.

4.7. Each party agrees to carry (at its expense) insurance adequate to cover its indemnity obligations pursuant to this Charter.

ARTICLE 5. - OPERATION OF THE VESSEL

5.1.     Charterer shall during the Charter Period:

         A. have the exclusive dominion, possession, control and command of the Vessel and the Owner hereby relinquishes to Charterer all dominion, possession, control and command of the Vessel;

         B. except as otherwise provided in this Charter, man, victual, navigate, operate, supply and fuel the Vessel, personnel costs and other operating costs to be paid by Owner as provided in
                 Article 3; and

         C. operate the Vessel in a good and workmanlike manner, as a prudent operator and in a manner consistent with accepted domestic practice and practices exercised by Charterer with regard to its own fleet.

5.2. Charterer shall keep the Vessel and her appurtenances in a good state of repair and in efficient operating condition.

5.3. Charterer shall keep the Vessel seaworthy and able to float safely and otherwise qualified to operate in the GOM and classed ABS as ABS Maltese Cross +A1, and shall maintain the USCG Certificate of Inspection and/or USCG Letter of Compliance and Bahamian flag certificates and other required certificates in force with Owner's cooperation at all times. If any temporary approval from ABS and/or the USCG is in place on Delivery Date, Owner shall be responsible for any costs related to retaining ABS class and or USCG issuance of necessary replacement Certificate of Inspection.

5.4. All repair, maintenance, classification and certification which is not specified for Charterer's account herein, shall be for Owner's account. Charterer is authorized to procure such repair, maintenance, classification and certification on Owner's behalf and Owner shall reimburse Charterer its costs on demand, failing which Charterer may withhold same from amounts it owes Owner.

5.5. No individual expenditure, or aggregate expenditures, in excess of 25,000 USD shall be committed to or made without Owners' prior written consent except to the extent of reasonable expenditures made in good faith by Charterer as required to protect lives of personnel and serious damage to equipment and the Vessel; in which case, Charterer shall immediately notify Owner of each such expenditure individually. Charterer shall not enter into or offer to enter into any Contract or other agreement or arrangement related to or affecting the Vessel without Owner's prior written consent, which consent may be granted or withheld in Owner's sole discretion. Charterer agrees to timely enforce all of its rights and remedies and perform in an efficient and workmanlike manner all of its obligations under each Contract.

5.6. Charterer shall use commercially reasonable efforts to ensure that the costs of operating the Vessel are equal to or less than the amounts set forth in the Daily Drilling/Operating Costs Budget set forth in Schedule C.

ARTICLE 6. - TAXES

6.1. Each of Owner and Charterer shall be responsible for all matters in connection with any license, permit, accounting and reporting requirement, and the like in connection with its employees including making and submitting reports to the proper agencies and withholding taxes, social security system, workmen's compensation and Medicare premiums and submitting the same to the proper authorities. Any payments resulting from the above responsibilities will be for the account of Owner or Charterer, as applicable.

6.2. Each of Owner and Charterer shall be responsible for all taxes levied on its personnel and/or invoices.

ARTICLE 7. - LIABILITIES

7.1. Except to the extent resulting from the Gross Negligence (herein defined) or willful misconduct of any indemnified party, Charterer agrees to release, defend, indemnify and hold each of Owner and its owners, parent, affiliates, contractors and sub-contractors, and its and their directors, officers, employees and representatives excluding any hereinafter defined Charterer Representative ("Owner Representatives") harmless from and against any claims, loss, damages and liability, including all cost and expenses of defense, attorney's fees and court costs ("Losses"), in respect of:

         A. any death or injury suffered by any of Charterer and its owners, parent, affiliates, contractors and sub-contractors, and its and their directors, officers, employees or representatives ("Charterer Representatives"); and

         B. any loss of or damage to property owned by any Charterer Representative.

7.2. Except to the extent resulting from the Gross Negligence or willful misconduct of any indemnified party and subject to Article 4.1(C.), Owner agrees to release, defend, indemnify and hold each Charterer Representative harmless from, any Losses in respect of:

         A.      death or injury suffered by any Owner Representative; and

         B. loss of or damage to and removal of wreck of the Vessel or any property owned or provided by Owner or owned and provided by any Owner Representative.

7.3. Each party's liability towards third parties shall be settled in accordance with the applicable law, except as otherwise provided in this Charter.

7.4. The indemnities provided for in 7.1 and 7.2 above apply without regard to the cause or causes thereof including, without limitation, breach of contract, representation or warranty, or simple negligence, whether active, passive, sole or concurrent, even if on the part of the party seeking the benefit of the indemnity, whether an action is founded on statute, common law, maritime law or theory of strict liability.

7.5. Notwithstanding anything to the contrary in this Charter, a party's damages resulting from a breach or violation of any representation, warranty, covenant or condition contained herein shall be limited to actual direct damages, and shall not include any other damages, including, without limitation, loss of profit and other indirect, special, consequential, incidental or punitive damages.

7.6. For purposes of Articles 7.1 and 7.2, the term "Gross Negligence" shall have the meaning ascribed to it in the jurisprudence of the applicable jurisdiction (i.e. in Texas, such term is currently interpreted as meaning, among other things, conduct that is so shocking to common sensibility that it would support belief that the act or omission complained of was a result of conscious indifference to the right or welfare of the person affected by it. 53 Tex. Jr.3d, Negligence Section 55fn.).

ARTICLE 8. - USE OF EQUIPMENT AND SPARES

Charterer shall be entitled to use, without additional payment to Owner, all furniture, fittings, and other equipment on board and forming part of the Vessel, provided that at the end of the Charter Period, the same shall, without prejudice to 5.2 and 7.2 be returned to the Owner, or replaced in the same good order and condition as received, fair wear and tear excepted.

ARTICLE 9. - CHANGE, ALTERATIONS, REPLACEMENTS

9.1. Charterer shall make no structural changes or alterations to the Vessel unless prior written approval has been obtained from the Owner. Owner agrees that Charterer shall have the right to make any emergency repairs or replacements reasonably required to safeguard the Vessel and the personnel and equipment thereon. Such replacements shall be for Owner's account and such repairs shall be for Owner's or Charterer's account as specified in Article 5.

         All structural changes or alterations made under this Article 9.1 shall comply with the Vessel's classification society's requirements and the requirements of the USCG and/or Bahamian Registry.

9.2. Unless otherwise agreed in writing between Owner and Charterer, any installations or addition to the Vessel paid for by Charterer and not reimbursed by Owner, which can be removed at the end of the term of this Charter without damage to the Vessel, shall remain the property of the Charterer and Charterer shall remove all such installations or additions prior to or as soon as possible after redelivery and, subject to 5.2 and 7.2 and fair wear and tear, shall restore the Vessel to its original condition.

9.3. Charterer shall not change the name or markings of the Vessel without the prior written consent of the Owner.

9.4. Capital expenditures and modifications shall be for Owner's account if approved in writing by Owner, including, without limitation, the modifications pre-approved by Owner as shown in the Long Term Maintenance and Capital Expenditure Program set forth in Schedule D, which program shall be mutually reviewed and adjusted by Owner and Charterer at least annually.

ARTICLE 10. - LIENS

10.1. Charterer agrees and warrants that it will not allow any lien arising out of Charterer's failure to pay its debts when due or any liability or claim incurred or made against Charterer or for which Charterer accepts responsibility under this Charter to attach to the Vessel. Charterer further agrees that neither Charterer, nor the master of the Vessel nor any other person shall have the right, power or authority to, and Charterer shall not allow any such party to, create, incur, or permit to exist on the Vessel any lien or encumbrance whatsoever. Charterer shall indemnify and hold harmless the Owner and Lender against any such liens upon the Vessel.

10.2. Charterer agrees to carry a copy of this Charter, and on demand to exhibit the same to any person having business with the Charterer which might give rise to any lien or encumbrance thereon, other than liens for crew's wages and salvage.

10.3. Should the Vessel be arrested by reason of debt, liability, or claim incurred by or made against Charterer or for which Charterer assumed responsibility under this Charter, Charterer shall at its cost take all reasonable steps to secure release of the Vessel within a reasonable period of time.

ARTICLE 11. - TERMINATION OF CHARTER PERIOD

11.1. Either Charterer or Owner shall have the right to terminate this Charter (without any payment to the other party except for amounts payable through the termination date), in its sole discretion, by giving the other party at least sixty (60) days prior written notice of such termination. The termination shall become effective on the later to occur of the following, to the extent each is applicable:
         (i) sixty (60) days after the delivery of such notice of termination or (ii) upon the expiration date of any Contract effective at the time such notice is given, if any (including any renewal options approved by Owner pursuant to Article 5.5 hereof that may be exercised with respect thereto).

11.2. This Charter shall automatically be terminated upon the earlier to occur of the following: (i) five years from the date hereof, unless the parties hereto agree in writing to extend the term of this Charter or (ii) the time of a total loss of the Vessel, whether actual, constructive or compromised (such as capture, seizure, terrorist acts, war, nationalization or inability to export) as determined by the Vessel's underwriters. In any case, the Charter shall continue for the time required to complete any Contract in effect, if any, (including any renewal options approved by Owner pursuant to Article
         5.5 hereof that may be exercised with respect thereto) and demobilization of the Vessel.

11.3. This Charterer may be terminated in accordance with any provision in this Charter expressly providing for termination rights.

11.4. If any material defect or deficiency in the Vessel or her appurtenances affects the continued safe operation and use of the Vessel or her appurtenances and the repair or replacement required to remedy the defect or deficiency is Owner's responsibility and for Owner's account hereunder, Charterer shall be entitled to request Owner to repair or otherwise remedy such condition. If Owner has not commenced any such necessary repair or remedy procedures within sixty
         (60) days of receipt of such written request, Charterer may terminate this Charter and shall have no obligation to pay Owner any amounts other than amounts of Charterhire already earned.

11.5. In the event of termination under Article 11.2(ii) above, termination shall take effect immediately and no payments or other action by Charterer shall be due to Owner after that date except for payment of Charterhire already earned. In the case of termination other than under Article 11.2(ii) above, Charterer shall as soon as reasonably possible after termination tow the Vessel to the stack location at the McDermott wharf at Harbor Island, Texas. In the event the McDermott's facility is not available is not accessible, then to the nearest safe port. Except to the extent provided in Article 7,
         (i) any costs related to redelivery will either be recovered from Clients via demobilization fees, or considered as Operating Expenses and paid for by Owner, and (ii) in no case will these costs be borne by Charterer.

ARTICLE 12. - ASSIGNMENT AND SUBCHARTERING

12.1. Owner (including a transferee thereof) may assign, alienate or otherwise transfer all or any portion of its rights, title and interest and delegate any of its obligations arising pursuant to this Charter.

12.2. Charterer agrees not to assign, transfer or otherwise alienate any of its rights, title, interest or obligations under this Charter or to subcharter the Vessel to any individual or entity other than an affiliate or subsidiary of Charterer which remains an affiliate or subsidiary of Charterer without the prior written consent of Owner, which consent shall not be unreasonably withheld.

12.3. Unless otherwise agreed to by the parties hereto (including a transferee of a party hereto), both the transferor and the transferee (other than a mortgagee, pledgee or other holder of a security interest) shall be jointly and severally responsible and primarily liable for the full and timely performance of all covenants, agreements and other obligations, and the timely payment and discharge of all liabilities, costs and other expenses, arising (directly or indirectly) pursuant to this Charter. Upon transfer of all or any portion of its rights, title and interest in and to this Charter, the transferor shall promptly provide the other parties hereto with a copy of such transfer document.

ARTICLE 13. - CONDITIONS PRECEDENT  [INTENTIONALLY OMITTED]



ARTICLE 14. - CHOICE OF LAW AND NOTICES

14.1. TO THE EXTENT THE LAW OF ANOTHER JURISDICTION IS NOT REQUIRED TO BE APPLIED, (i) THE INDEMNITY PROVISIONS OF THIS CHARTER SHALL BE GOVERNED AND INTERPRETED IN ACCORDANCE WITH FEDERAL MARITIME LAWS AND
         (ii) THE REMAINDER OF THIS CHARTER SHALL BE GOVERNED BY AND INTERPRETED IN ACCORDANCE WITH THE LAWS OF THE STATE OF TEXAS; IN THE CASE OF (i) AND (ii) ABOVE, WITHOUT REGARD TO ANY CONFLICT OR CHOICE OF LAW RULES OR PROCEDURES WHICH IF APPLIED MIGHT PERMIT OR REQUIRE THE APPLICATION OF THE LAWS OF ANOTHER JURISDICTION.

14.2. Notice shall be deemed properly given if delivered in writing in person to the named Representative of the other party or by telex or by telefax to the numbers below, or by registered mail to the addresses below:

         FOR THE OWNER:

         Attention: Harvey Fleisher
         RIGCO North America, L.L.C.
         600 Travis
         Suite 7400
         Houston, Texas 77002

         Telephone  713 224-7400
         Telefax     713 224-7574

         FOR THE CHARTERER:

         Attention: John Powers
         Schlumberger Technology Corporation (Sedco Forex Division) 1155 Dairy Ashford, Suite 402
         Houston, Texas  77079

         Telephone:  281 556-3863
         Telefax   281 558-3756

ARTICLE 15. - DEFAULT

15.1. If at any time a party (i) shall fail to pay any amount when due and payable hereunder, (ii) shall be in default of any of the material terms, conditions or provisions of this Charter, or (iii) shall be dissolved or be adjudged a bankrupt, or shall file or have a petition in bankruptcy filed against it, or shall make a general assignment for the benefit of creditors, or if a receiver shall be appointed for said party, the other party may, without prejudice to any other rights which it may have under this Charter, exercise any one or more of the alternatives provided for herein.

15.2. Upon the occurrence of an event of default, including those described above, and at any time thereafter so long as the same shall be continuing, the non-defaulting party may, by written notice at its option, declare the other party to be in default, and:

         (i) If not cured within 15 days after receipt of said notice, declare all earned and unpaid amounts, and other sums payable hereunder to be immediately due and payable; and

         (ii) Without prejudice to other rights to terminate set out in this Charter, the defaulting party may terminate this Charter by giving at least 15 days advance written notice of the breach, provided that this Charter shall not terminate if the defaulting party remedies the breach within said 15 days, but no such termination shall release or relieve defaulting party from any of its obligations or liabilities under this Charter.

ARTICLE 16. - REPRESENTATIONS

16.1. Charterer represents, warrants, covenants, and agrees to and with Owner that (a) Charterer is a corporation duly organized, validly existing, and in good standing under the laws of the country or state of its incorporation, with the corporate power to own its property and assets, and is duly qualified in each jurisdiction where the nature of its operations requires such qualification; (b) the execution, delivery, and performance of this Charter (i) are within Charterer's power, (ii) have been duly authorized by all necessary corporate action, including any necessary board of directors or shareholders' action, (iii) do not contravene Charterer's articles or certificate of incorporation or by-laws, and (iv) do not contravene any law, any order of any court or other agency of government, or any agreement or instrument or contractual restriction binding on or affecting any of its property, or constitute a default thereunder.

16.2. Owner represents, warrants, covenants, and agrees to and with Charterer that (a) Owner is a limited partnership duly organized, validly existing, and in good standing under the laws of the country or state of its formation, with the partnership power to own its property and assets, and is duly qualified in each jurisdiction where the nature of its operations requires such qualification; (b) the execution, delivery, and performance of this Charter (i) are within Owner's power, (ii) have been duly authorized by all necessary corporate action, including any necessary board of directors, shareholders' or other appropriate body action, (iii) do not contravene Owner's articles or certificate of incorporation or by-laws or other organizational documents, and (iv) do not contravene any law, any order of any court or other agency of government, or any agreement or instrument or contractual restriction binding on or affecting any of its property, or constitute a default thereunder.

16.3. EXCEPT AS EXPRESSLY PROVIDED IN THIS CHARTER, EACH OF CHARTERER AND OWNER EXPRESSLY DISCLAIM, WAIVE AND NEGATE ANY AND ALL REPRESENTATIONS OR WARRANTIES, INCLUDING, WITHOUT LIMITATION, WARRANTIES OF MERCHANTABILITY, FITNESS AND TITLE.

ARTICLE 17. - FORCE MAJEURE

17.1. The term "Force Majeure" as used in this Charter shall mean any act, event, cause or occurrences which are unforeseeable and unavoidable rendering a party unable to perform its obligations on account of strikes, riots, war (declared or undeclared) or warlike operations, terrorist acts, insurrection, fire, storm (or other natural catastrophe), any unavoidable delay in obtaining supplies or materials (other than action or delay caused by Charterer or Owner), any act of any government authority or any other cause whether or not similar to the causes herein specified which is not within the reasonable control of the Party claiming relief under this Clause;

17.2. If any party is rendered unable, wholly or in part by Force Majeure to perform its obligations under this Charter other than financial obligations, it is agreed that performance of such obligations by such party, so far as they are affected by Force Majeure, shall be excused from the inception of such inability until it is corrected, but for no longer period. The party claiming an inability to perform shall, as soon as possible after the occurrence of the Force Majeure event, notify the other party of such event and its inability to perform.
         The party claiming inability to perform shall promptly use all due endeavors to overcome the Force Majeure event.

17.3. Should the Force Majeure event last for more than thirty (30) days, either party shall be entitled to terminate this Charter.

ARTICLE 18. - CONFIDENTIALITY

18.1. All information acquired by one party regarding the business or operations of the other party, other than information which either:

                 -        is part of the public domain,

                 - becomes part of the public domain other than through the fault of the parties,

                 - is already known by the Parties at the same time of disclosure,

                 - is required to be disclosed to third parties according to applicable law, is to be treated as confidential and not to be used or discussed by either party for any other purpose than for the performance of this Charter for the maximum enforceable period allowed by applicable law relative to such undertakings.

ARTICLE 19. - CHARTERER'S CONTINUING OBLIGATIONS:

19.1. Charterer shall be obligated under this Charter to operate the Vessel in a fashion consistent with (i) all applicable laws, rules, regulations and orders, (ii) the standards of a prudent operator in the offshore drilling industry and (iii) how Charterer would operate one of his own Vessels. Charterer shall use his best efforts to secure additional work for the Vessel through a marketing effort within the Area of Operations. Owners shall be timely consulted and kept aware of future work prospects for the Vessel.

19.2. During the Charter Period, Charterer shall use all reasonable efforts to give Owner at least ninety (90) days prior written notice before conducting any marketing in the US Gulf of Mexico of any equipment that is competitive with the Vessel, the semisubmersible drilling rig the FPS Bill Shoemaker, official number 366166 (the "Bill Shoemaker") (provided such rig continues under the management of Charterer), or any other drilling rig owned by Owner or any affiliate or subsidiary of Owner and managed by Charterer. It is expressly understood and agreed that in the event of the acquisition of existing equipment in the Gulf of Mexico by Charterer, Charterer may not be able to, and will not be required to, give such notice.

ARTICLE 20. - MISCELLANEOUS

20.1. This Charter and the other agreements executed pursuant hereto, if any, constitute the entire agreement and supersede all prior (oral or written) or oral contemporaneous proposals or agreements, all previous negotiations and all other communications or understandings between the parties hereto with respect to the subject matter hereof.

20.2. All amendments, supplements and modifications to this Charter shall be in writing and signed by all of the parties hereto.

20.3. This Charter may be executed in multiple counterparts, each of which, when executed, shall be deemed an original, and all of which shall constitute but one and the same instrument.

20.4. All personal pronouns used in this Charter, whether used in the masculine, feminine or neuter gender, shall include all other genders; the singular shall include the plural, and vice versa. Articles, sections and other titles or headings are for convenience only, and neither limit nor amplify the provisions of the Charter itself, and all references herein to articles, sections or subdivisions thereof shall refer to the corresponding article, section or subdivision thereof of this Charter unless specific reference is made to such articles, sections or subdivisions of another document or instrument.

20.5. All exhibits, schedules and the like contained herein are integrally related to this Charter, and are hereby made a part of this Charter for all purposes.

20.6. Subject to the terms and conditions set forth in this Charter, each of the parties hereto agrees to use all reasonable efforts to take, or to cause to be taken, all actions, and to do, or to cause to be done, all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Charter. In case, at any time after the execution of this Charter, any further action is necessary or desirable to carry out its purposes, the proper officers or directors of the parties hereto shall take or cause to be taken all such necessary action.

20.7. Each of the parties hereto shall pay all costs and expenses incurred or to be incurred by such party in negotiating and performing the transactions contemplated by this Charter.

20.8. Any term or provision of this Charter that is invalid or unenforceable in any jurisdiction shall be ineffective as to such jurisdiction, to the extent of such invalidity or unenforceability, without rendering invalid or unenforceable the remaining terms and provisions of this Charter or affecting the validity or enforceability of any terms and provisions of this Charter in any other jurisdiction. If any provision of this Charter is so broad as to be unenforceable, each provision shall be interpreted to be only so broad as is enforceable. A bankruptcy or similar trustee must accept or, to the extent permitted by law, reject this Charter in its entirety.

20.9. This Charter shall be binding upon and shall inure to the benefit of the parties hereto and their respective heirs, successors, assigns and personal representatives.

20.10. Neither action taken (including, without limitation, any investigation by or on behalf of any party) nor inaction pursuant to this Charter, shall be deemed to constitute a waiver of compliance with any representation, warranty, covenant or agreement contained herein by the party not committing such action or inaction. A waiver by any party hereto of a particular right, including, without limitation, breach of any provision of this Charter, shall not operate or be construed as a subsequent waiver of that same right or a waiver of any other right.

20.11. The rights, obligations and remedies created by this Charter are cumulative and in addition to any other rights, obligations or remedies otherwise available at law or in equity. Nothing herein shall be considered an election of remedies. Without being subject to the limitations required by common law, any party may enforce this Charter by an injunction or specific performance. In addition, any successful party is entitled to costs related to enforcing this Charter, including, without limitation, attorneys' fees, court costs and settlement and arbitration expenses.

20.12. Except as expressly provided in this Charter, nothing contained in this Charter shall be construed to confer any right, benefit or interest upon any person or entity other than the parties hereto.

20.13. Time is of the essence with respect to any notice requirements and payment obligations contained herein.

20.14. Subject to the terms and conditions of this Charter, the parties hereto agree and acknowledge that Charterer is independent from and of Owner's control, and Charterer hereby agrees to act pursuant to the provisions of this Charter. Charterer is and agrees to maintain such independent status and relationship. Any provisions of this Charter that may appear to give Owner a measure of control over the details of the Charterer's operations shall be deemed to mean that Charterer shall follow the general desires of Owner but Charterer shall have authoritative control as to the details of performing the such operations. Neither Charterer nor any Charterer Representative shall be deemed to be the agents, representatives or employees of Owner. Nothing herein is intended to, or shall, create a partnership, joint venture, agency or other relationship creating fiduciary or quasi fiduciary duties or similar duties and obligations or otherwise subject the parties hereto joint and several or vicarious liability or to impose any duty, obligation or liability that would arise therefrom with respect to either or both of the parties hereto.

20.15. The parties hereto agree to act in good faith to undertake the restructuring of this Charter and the First Amended and Restated Charter Agreement, dated as of even date herewith, between Owner and Charterer relating to the Bill Shoemaker, with the intent of arriving at a mutually agreeable Master Agreement, relating to the Vessel and the Bill Shoemaker, within six months of delivery of the Bill Shoemaker under a drilling contract.

[The remainder of this page is intentionally left blank.]

IN WITNESS WHEREOF, the Owner and Charterer have executed this Charter as of the day and year first above written.

(Owner)                                      (Charterer)
RIGCO NORTH AMERICA, L.L.C.                  SCHLUMBERGER TECHNOLOGY
                                               CORPORATION (SEDCO FOREX
                                               DIVISION)


By:                                          By:
   --------------------------                   ---------------------------
Title:                                       Title:
      -----------------------                      ------------------------


Schedule A:      Vessel Description
Schedule B:      Personnel Costs
Schedule C:      Daily Drilling/Operating Costs Budget
Schedule D:      Long Term Maintenance and Capital Expenditure Program
Schedule E:      Waiver of On-Hire Survey - Article 1.2.A.
Schedule F:      Certificate of Delivery and Acceptance